Exhibit 99 - Press Release

Hydrogen Hybrid Technologies Inc. Announces New Vice President
Thursday July 19, 11:18 am ET

BOWMANVILLE, ONTARIO--(MARKET WIRE)--Jul 19, 2007 -- Hydrogen Hybrid Technologies Inc. ("HHT") (OTC BB: HYHY.OB - News) is pleased to announce the hiring of Mr. Steve Gilchrist as the Vice President of Industry and Government Relations. Mr. Gilchrist had a highly successful career, spanning 25 years, with an emphasis on environmental issues and retail sales. Steve was elected to the Legislative Assembly of Ontario in 1995 and served as a Member of Provincial Parliament for eight years, serving in a wide variety of portfolios including a term as Minister of Municipal Affairs. Steve was appointed as the first Commissioner of Alternative Energy for the province of Ontario and was responsible for promoting the use of "green" technologies for stationary and transportation applications. Presently Steve is very active in the Alternative Energy space, including serving on the Board of Directors of the National Hydrogen Association (NHA), headquartered in Washington DC. "Steve's industry and government experience will be utilized to raise awareness within the public and private sectors regarding the key transitional role that HFI can play in the move toward a pure hydrogen economy. He is probably one of the most experienced and passionate champions of "green technologies" in Canada and he will make a superb first addition to the management team presently being assembled at HHT." said company President Ira Lyons.

HFI technology is installed as an add-on to diesel and gasoline engines where it significantly reduces a wide variety of emissions (CO, PM, HC, CO2 and NOx) while simultaneously reducing fuel consumption by a guaranteed minimum of 10%. The technology is based on electrolysis and the units split water, on-board, and then vent the hydrogen and oxygen directly into the air intake of the engine. Adding hydrogen significantly improves the efficiency of combustion, in the engine, with significant financial and environmental benefits.

HFI is presently distributed through the world's largest retail distribution network for any hydrogen product, with over 140 Certified Installation Centres all across Canada, the United States and Mexico. Recently, distribution has been expanded to Europe, South America and China. HFI is the first emission control technology to receive "Environmental Technology Verification" (ETV) by the Canadian government and the first hydrogen technology to receive ETV recognition anywhere in the world.

About Hydrogen Hybrid Technologies Inc: The Exclusive OEM distributor to the car & light truck markets of the world's most advanced on-board hydrogen generating system, the patented Hydrogen Fuel Injection system. HFI has been actively marketed for over seven years and offers unparalleled benefits for virtually any internal combustion engine, with increased horsepower, decreased emissions and a minimum 10% improvement in fuel economy. For further information on HHT, contact Ira Lyons at (905) 697-4880 or consult our website at www.HydrogenHT.com.

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:
     Contacts:
     Hydrogen Hybrid Technologies Inc.
     Ira Lyons
     (905) 697-4880
     Website: http://www.HydrogenHT.com